Stryker Names Kevin A. Lobo as President and Chief Executive Officer

Kalamazoo, Michigan - October 1, 2012 - Stryker Corporation's (NYSE:SYK) Board of Directors announced today that Kevin A. Lobo has been named the Company's President and Chief Executive Officer, effective immediately. He has also been named to the Company's Board of Directors. Mr. Lobo joined Stryker in April 2011, and was most recently Group President of Stryker Orthopaedics. Orthopaedics includes the Company's Reconstructive, Osteosynthesis, Joint Preservation, Orthobiologics and Performance Solutions businesses.

Mr. Lobo has a broad and diverse 25-year business career that includes executive positions in general management and finance. After holding finance positions with KPMG and Unilever Canada, he joined Kraft Canada in 1992. He subsequently held executive positions at Rhone-Poulenc, including roles based in Europe as Worldwide Corporate Controller of the chemical spin-out, Rhodia, and General Manager of Specialty Phosphates EMEA. In 2003 he joined Johnson & Johnson at McNeil Consumer Healthcare as CFO. In 2004 he took on additional responsibilities as CFO of Ortho Women's Health and Urology and General Manager of McNeil Canada. In 2005 he was named President of Johnson & Johnson's Medical Products Canada and in 2006 he became President of Ethicon Endo-Surgery, Inc., a $4 billion business.

William U. Parfet, Non-Executive Chairman of the Board, said, "After a very thorough search process involving external and internal candidates, we are pleased to name Kevin Lobo as Stryker's President and Chief Executive Officer. He is a talented executive with a broad range of global experience and he knows our Company and industry extremely well. Since joining Stryker in 2011 he has proven to be a highly effective leader for our Orthopaedics Group, and he has won the confidence of employees, customers and the Board. We are excited about Stryker's future under Kevin and believe our shareholders and all stakeholders will benefit from his leadership."

Mr. Lobo said, "Stryker is a company with a proud history and a bright future. Since joining the Company last year, I have witnessed firsthand the commitment of our talented people as they work to enhance the lives of patients. It's a privilege to have the opportunity to lead this great Company, and I look forward to working with the Board and our people throughout the organization to maximize our strengths, build on our leadership position and create value for shareholders."

Curt R. Hartman, who has served as Stryker's Interim CEO since February of this year, has decided to pursue opportunities outside of Stryker, but has agreed to stay on as an Advisor to the CEO to assure a smooth transition as the Company conducts a search for a permanent CFO.

Mr. Parfet also stated, "On behalf of the entire Board, I would like to thank Curt Hartman for his many contributions to Stryker. In particular we are grateful for his leadership as Interim CEO over the last eight months. He has served the Company extremely well throughout his more than 20-year career, and time and again he has demonstrated his skill and commitment to the Company's success. From 1999 to 2008, he served as the President of the Instruments Division within our MedSurg Group and grew the global business from less than $300 million to over $1 billion. Beginning as CFO in 2008 he led the financial team with distinction while supporting nine business acquisitions. This included being the operational executive responsible for the successful 2011 acquisition, integration and operational results of the Neurovascular business. We wish him all the best."

About Stryker

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; resolution of tax audits; changes in financial markets; changes in the competitive environment; the Company's ability to integrate acquisitions; and the Company's ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 201-831-5000 or yin.becker@stryker.com